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Contact:	Brian Faith 202-752-6720
Number:	4683
Date:	April 21, 2009

Fannie Mae CEO Mike Williams Announces New General Counsel, Executive Vice
President, Operations and Technology and Executive Vice President, Enterprise Risk
Management

WASHINGTON, DC – Fannie Mae (FNM/NYSE) President and Chief Executive Officer Michael J. Williams announced the appointment of three new executive vice presidents as the company fills key positions and rounds out its new leadership team. Timothy J. Mayopoulos has been appointed Executive Vice President, General Counsel and Corporate Secretary. Edward G. Watson has been appointed Executive Vice President, Operations and Technology. Kenneth J. Phelan has been appointed Executive Vice President, Enterprise Risk Management.

“Each of these outstanding individuals brings extensive and distinguished experience in their respective fields to the critical positions they assume at Fannie Mae,” said Williams. “We’re very pleased that the company continues to attract top talent as we continue to build and realign our company to better serve the market and prevent foreclosures during these difficult economic times. I look forward to working closely with Tim, Ed and Ken in the months ahead, and I’m certain we will benefit tremendously from their wisdom and leadership.”

Mayopoulos has 25 years of legal experience. He comes to Fannie Mae from Bank of America, where he served as Executive Vice President and General Counsel for five years and was responsible for the delivery of all legal services for the Fortune 50, diversified financial services company. Prior to his position at Bank of America, Mayopoulos was Managing Director and General Counsel, Americas for Deutsche Bank AG’s Corporate and Investment Bank. Prior to that he was the Managing Director and Senior Deputy General Counsel, Americas for Credit Suisse First Boston. Before moving in-house, Mayopoulos was in private practice at Davis Polk & Wardwell. Mayopoulos is a graduate of the New York University School of Law and received his undergraduate degree from Cornell University.

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Mike Williams Announces New General Counsel and EVPs
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Watson joins Fannie Mae with more than 25 years experience in the financial services industry. He most recently served as Global Head, Capital Markets Operations and ICG Business Services at Citigroup where he was responsible for 5,600 employees in 70 countries. Prior to his tenure at Citigroup, Watson held senior positions at Republic Bank and Shearson Lehman Brothers. Watson has a Master’s degree in Business Administration from Hofstra University and a Bachelor of Arts, Accounting degree from St. John’s University.

Phelan joins the company with an extensive background in risk management, most recently as Senior Executive Vice President, Risk Management Group at Wachovia Corporation. Prior to Wachovia, he served as Head of Risk Management Services at JPMorgan Chase & Co. and held senior positions at UBS and CS First Boston. Phelan is a graduate of the Villanova University School of Law and he holds a Master’s degree from Trinity College and an undergraduate degree from Old Dominion University.

“We welcome Tim, Ed and Ken to the company and we’re very pleased to be able to fill these key positions with such quality individuals,” said Philip A. Laskawy, Chairman of the Board. “Fannie Mae continues to play a central role in the collective effort to prevent foreclosures, stabilize the markets and hasten recovery. As we continue fulfilling this important mission, it is critical that we have a highly skilled leadership team in place moving forward. These appointments will strengthen the company and bolster our ability to fully execute the Administration’s Making Home Affordable plan.”

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Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.